Exhibit 10.1

December 20, 2023

Mr. Selim Bassoul

Re:	Closing Bonus

Dear Selim:

As you are aware, on November 2, 2023, Six Flags Entertainment Corporation (the “Company”) entered into a merger agreement with Cedar Fair, L.P. and certain other parties thereto (the “Merger Agreement”). In recognition of your continued contributions to the Company and as contemplated by the Merger Agreement, the Company is providing you with an opportunity to earn a transaction bonus (the “Closing Bonus”), subject to the terms and conditions contained in this letter agreement (this “Agreement”). Capitalized terms used herein but not otherwise defined have the meaning set forth in that certain Employment Agreement, dated as of November 14, 2021, between you and the Company, as it may be amended from time to time (the “Employment Agreement”) or the Six Flags Entertainment Corporation Long-Term Incentive Plan, as amended effective as of May 3, 2017 (the “Plan”).

1. Closing Bonus Amount. The aggregate amount of the Closing Bonus shall be $3,000,000, subject to the terms and conditions set forth herein.

2. Vesting and Payment.

(a) Restricted Stock Closing Bonus. Fifty percent (50%) of the Closing Bonus (i.e., $1,500,000) shall be paid to you no later than December 31, 2023, in the form of restricted stock (the “Restricted Stock Closing Bonus”) granted under the Plan, less applicable deductions and withholdings, which Restricted Stock Closing Bonus shall vest in full at the Closing Effective Time (as defined in the Merger Agreement), subject to your continued employment with the Company or its affiliates through the Closing Effective Time, except as set forth in Section 2(c) below. The Restricted Stock Closing Bonus shall be subject to the terms and conditions of the Plan and the applicable award agreement evidencing such grant.

(b) Cash Closing Bonus. Fifty percent (50%) of the Closing Bonus (i.e., $1,500,000) shall be paid to you in a cash lump-sum payment (the “Cash Closing Bonus”), less applicable deductions and withholdings, at the Closing Effective Time, subject to your continued employment with the Company or its affiliates through the Closing Effective Time, except as set forth in Section 2(c) below.

(c) Accelerated Vesting. Notwithstanding anything to the contrary in this Section 2, in the event your employment with the Company or its affiliates is terminated prior to the Closing Effective Time other than for Cause or you resign for Good Reason (in each case, as defined in the Employment Agreement), the Restricted Stock Closing Bonus shall immediately vest, and the Cash Closing Bonus shall be paid in full within thirty (30) days following the date of such termination.

3. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law.

4. Section 409A. It is intended that this Agreement be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the board of directors of the Company. In no event whatsoever will the Company or any of its Affiliates be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

5. Miscellaneous. Nothing in this Agreement changes the “at-will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Closing Bonus will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement. This Agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.

Please review this Agreement carefully and, if you agree with the terms and conditions as specified above, please sign and date this Agreement in the space below and return the signed Agreement to Chris Neumann at cNeumann@sftp.com. We look forward to your continued contributions to the Company.

[Signature Page Follows]

Very truly yours,

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Christopher Neumann
Name: Christopher Neumann
Title: Vice President, Legal and Corporate Secretary

ACKNOWLEDGED, AGREED AND ACCEPTED:

/s/ Selim Bassoul
Selim Bassoul

Date: December 22, 2023

Signature Page – Closing Bonus Agreement – Selim Bassoul